SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 24, 2014

SELECTICA, INC.

(Exact name of Company as specified in Charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-29637 (Commission File No.)	77-0432030 (IRS Employee Identification No.)

2121 South El Camino Real

San Mateo, California 94403

(Address of Principal Executive Offices)

(650) 532-1500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2 below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 8.01	Other Events.

As previously reported, on January 24, 2014, Selectica, Inc. (the “Company”) sold and issued shares of its common stock and preferred stock to certain institutional funds and other accredited investors raising aggregate proceeds of approximately $8.7 million (the “Financing”). The proceeds raised in the Financing resulted in the Company having stockholders’ equity above the $2.5 million minimum required by the NASDAQ Stock Market (“NASDAQ”), and as such, the Company believes that as of the date of this Current Report, it has raised the funds necessary to regain compliance with NASDAQ’s stockholders’ equity requirement.

The Company had received a staff determination letter from NASDAQ in August of 2013 indicating that the Company had not regained compliance with the minimum stockholders’ equity requirement for continued listing under NASDAQ Capital Market Listing Rule 5550(b)(1) (the “Listing Rule”). The Company appealed the staff determination with a NASDAQ Hearings Panel (the “Panel”) on October 3, 2013. In a letter dated October 14, 2013, the Hearings Panel granted the Company’s request for continued listing, subject to (i) on or about January 27, 2014, the Company announcing on Form 8-K and informing the Hearings Panel that it has closed a transaction that resulted in stockholders’ equity above $2.5 million and (ii) on or before February 17, 2014, the Company filing its Form 10-Q for the quarter ended December 31, 2013 evidencing stockholders’ equity of over $2.5 million and providing to the Hearings Panel updated pro forma financial projections evidencing stockholders’ equity through 2014.

The Company announced the Financing by Form 8-K on January 27, 2014 and informed the Hearings Panel of the Financing that results in the Company’s stockholders’ equity being over $2.5 million. Prior to February 17, 2014, the Company plans to file its Form 10-Q for the quarter ended December 31, 2013 evidencing stockholders’ equity of over $2.5 million and providing to the Hearings Panel updated pro forma financial projections evidencing stockholders’ equity through 2014.

NASDAQ will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement. If, at the time of the Company’s periodic report for the quarter ending December 31, 2013, the Company does not evidence compliance, it may be subject to delisting

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 29, 2014

SELECTICA, INC.

By:	/s/ Todd Spartz
Name:	Todd Spartz
Title:	Chief Financial Officer